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                       AVIATION FUEL MANAGEMENT AGREEMENT

     This agreement is made and entered into between Western Pacific Airlines, Inc., a Delaware corporation, having its principal place of business at 2864 South Circle Drive, Suite 1100, Colorado Springs, Colorado 80906 (hereinafter called "Buyer") and Mercury Air Group, Inc. having its a place of business at 15710 J.F.K. Blvd., Suite 200, Houston, Texas 77032 (hereinafter called "Administrator").

     WHEREAS, Administrator wishes to provide Fuel Management services to Buyer and Buyer wishes to obtain such services from Administrator, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, it is agreed as follows:

     1. PERIOD. The period of this Agreement shall commence upon the date hereof and terminate April 30, 1998. Administrator agrees that, during this contractual period, it shall use its best efforts in obtaining fuel prices for Buyer which are the most competitive available in a given market relative to other carriers of Buyer's same scope of size and operations.

     2. SPECIFICATIONS. Administrator shall provide Fuel Management Services to Buyer, which shall include the following services:

          (a) Provide or cause to be provided to Buyer aviation fuels at various locations, including the provision of storage and into-plane services, in the name and for the account of Buyer.

          (b) Solicit and review fuel and into-plane bids with Buyer including explanation of all information regarding market conditions and all cost components.

          (c) Monitor the aviation fuel consumption at each location and ensure proper quantities are available for the forecast operations of Buyer.

          (d) Make arrangements for the provision of aviation fuel and into-plane services at the alternate and diversion locations required in accordance with applicable FAA and/or other governing authority.

          (e) Provide or cause to be provided fueling of aircraft at off-line stations as requested.

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          (f)  Receive, review and verify correctness of all invoices from fuel suppliers, into-plane agents and others related to fuel, such as truckers and state tax agencies. Obtain corrections from the suppliers and agents as necessary.

          (g) Provide a report weekly which shall detail component cost; base market price and all applicable duties, taxes and fees.

          (h) Provide a monthly gallon report showing uplift by-city and by day of the month.

          (i) Provide summaries of fuel tickets (as provided by into-plane agents) and fuel supplier invoices for review and audit by Buyer (such review and audit to be upon Buyer's request and conducted in a mutually convenient manner given the scope of the audit).

          (j) Receive and pay all fuel, fuel storage, throughput, consortium and into-plane delivery bills on behalf of Buyer.

     3.   FEES.  See ATTACHMENT "A".

     4. PAYMENTS. Buyer agrees to pay Administrator the full amount of all invoices for product and services including any applicable duties, taxes, fees or other charges levied or imposed, whether directly or indirectly, on the aviation products or services furnished to Buyer. Buyer shall also pay all into-plane fees, consortium fees, throughput fees and other fuel service fees. It is further agreed that if Administrator shall be called upon to pay any tax, fee or other charge not now in effect, Administrator shall promptly notify Buyer and shall thereupon be entitled to collect such amounts from the Buyer.

     5. TERMS. Payment shall be due twenty (20) days from the date of the invoice from Administrator to Buyer via wire transfer to the account specified on ATTACHMENT "A". Notwithstanding the credit terms specified, Buyer shall have an initial credit limit (the "Credit Limit") with Administrator of up to $2,000,000 (Two Million Dollars). If Buyer exceeds the Credit Limit, then Buyer agrees to make payments to Administrator within no more than two business (2) days after notice to Buyer (which may be telephonic) in amounts such that the amounts payable by Buyer to Administrator are equal to or less than the Credit Limit. All amounts received by Administrator from Buyer shall be applied to the invoices with the earliest dates.

     6. FINANCE CHARGE. Administrator shall have the right to charge and collect from the Buyer a reasonable service charge in the amount of the lesser of 10% per annum or the highest non-usurious rate allowed by applicable law on past due outstanding and uncollected balances. To the extent such highest non-usurious interest rate chargeable hereunder is determined by reference to the laws of the State of Texas, same shall be determined by reference to the indicated (weekly) rate ceiling (as defined and described in Texas Revised Civil Statutes, Article 5069-

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1.04, as amended) at the applicable time in effect.  It is the intention of
Administrator and Buyer to conform strictly to all applicable usury laws. It is therefore agreed that (i) the aggregate of all interest and other charges constituting interest under applicable law and contracted for, chargeable or receivable under this Agreement or otherwise in connection with this Agreement shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum rate of interest that Administrator may charge Buyer under applicable law and in regard to which Buyer may not successfully assert the claim or defense of usury, and (ii) if any excess interest is provided for, it shall be deemed a mistake and the same shall either be refunded to Buyer or credited to the unpaid principal amount hereof and this Agreement shall be deemed reformed automatically so as to permit only the collection of the maximum legal non-usurious rate and amount of interest. All sums paid or agreed to be paid to Administrator for the use, forbearance or detention of money to the full extent allowed by applicable law, shall be amortized, prorated, allocated and spread through the full term of this Agreement.

     7. DELIVERY. Measurement of the quantities of the Product delivered shall be determined by calibrated meters and any complaint by the Buyer, or its representative, with respect to defects in quality or short delivery shall be made to Administrator's representative at the airfield concerned at the time of the delivery or upon receipt of the ticket or invoice covering the delivery of product and/or services and confirmed in writing within seven (7) calendar days. The Buyer, or the Buyer's representative, shall have the right to take in the presence of the Administrator or Administrator's representative samples of the Product delivered. Where Buyer's flight schedule requires maintenance of inventory, Administrator shall have the right, upon notice to Buyer, to deliver into-storage (as opposed to into-wing) and Administrator shall bill for such fuel based on bulk delivery into-storage. Notwithstanding the foregoing, Administrator will still coordinate into-wing delivery.

     8. NOTICES. All notices given by either party to the other party pursuant to this Agreement shall be in writing and shall be deemed given when delivered to the other by an overnight mail service which maintains records confirming delivery, addressed as follows:

          Administrator: Mercury Air Group, Inc.
                         15710 J.F.K. Blvd., Suite 200
                         Houston, TX 77032
                         Attn: Jeff Stallones

                         With copy to:

                         Mercury Air Group, Inc.
                         5456 McConnell Avenue
                         Los Angeles, CA 90066
                         Attn: Executive Vice President Fuel Sales/Credit
                          Manager

                         and

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                         Mercury Air Group, Inc.
                         104 E. Mountain Sky
                         Phoenix, AZ 85048
                         Attn: Bruce Crocker

          Buyer:         Western Pacific Airlines, Inc.
                         2864 South Circle, Suite 1100
                         Colorado Springs, CO 80906
                         Attn: President and Vice President Vendor
                          Management

     9. FORCE MAJEURE. No act or commission by Administrator or Buyer in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability for damages if the same shall arise from any cause or causes beyond the reasonable control of Administrator or Buyer, including, but not limited to, the following, which for the purpose of this Agreement shall be regarded as beyond the reasonable control of Administrator or
Buyer: acts of God; acts of federal, state or local government or any agency thereof, fires; storms; floods; earthquakes; explosions; accidents; wars; insurrections; riots; sabotage; strikes; lockouts; disputes or differences with workers; failures or delays in transportation; or exhaustion, reduction or unavailability of petroleum products at the source of supply from which deliveries are made hereunder resulting from shortages or circumstances beyond the reasonable control of Administrator. In the event that Administrator or Buyer finds it necessary to avail itself of the foregoing force majeure provision, the term of this Agreement shall not be extended thereby but any quantities otherwise deliverable hereunder shall be rateably reduced or suspended for the period during which such force majeure may exist. In the event that Administrator takes any action contemplated in this paragraph, Buyer may obtain from any other supplier or suppliers that portion of its requirements for such Product which Administrator is unable to furnish to Buyer under this Agreement and such portion so purchased from another supplier or suppliers shall be deducted from the quantities Buyer has agreed to purchase and Administrator has agreed to sell under this Agreement during the continuation of such event and for such period thereafter as to which Buyer may have been required to commit to the other supplier or suppliers in order to obtain such requirements.

     10. OBLIGATION. Nothing herein contained shall excuse Buyer from paying Administrator when due any amounts payable hereunder.

     11. DEFAULT/TERMINATION. Buyer shall be in default ("Default" or "Event of Default") hereunder (i) for failure to make all payments due hereunder on a timely basis and such failure continuing for three (3) business days after written notice to Buyer, (ii) for any material violation, breach or default of any non-payment covenant, term or condition under this Agreement and the failure of Buyer to cure such default within thirty (30) days after written notice of such default, or (iii) the occurrence of an "Event of Default" under the Agreement Relating to Guaranty (as hereinafter defined). Administrator shall be in default hereunder for any material violation, breach or default of any covenant, term or condition under this Agreement or

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any other agreement between Buyer and Administrator and the failure of
Administrator to cure such default within fifteen (15) days after written notice of such default. Either party may terminate this Agreement upon the occurrence and during the continuance of an Event of Default. Upon termination of this Agreement for any reason (other than by Buyer as a result of a default by Administrator) or upon the occurrence of a default by Buyer, then (i) all outstanding invoices of Buyer to Administrator (regardless of the terms of payment or the due dates) at all locations must be paid by Buyer to Administrator within five (5) days (or thirty (30) days in the event that this Agreement is terminated by Buyer as a result of a default by Administrator) of the effective date of termination, (ii) upon demand by the Bank (as hereinafter defined), Buyer must immediately pay to the Bank all amounts due and owing on the Note (as hereinafter defined), (iii) Buyer must pay all amounts due and owing to Administrator on the Agreement Relating to Guaranty (as hereinafter defined), and (iv) Buyer acknowledges that any of such events shall be an Event of Default under the Note. The Bank shall accelerate and demand payment of the Note upon the occurrence of an Event of Default.

     12. REQUIRED PRE-PAYMENT. Notwithstanding the foregoing periods for notice and cure prior to the occurrence of an "Event of Default", on twenty-four
(24) hours written notice, Administrator may require Buyer to pre-pay for all fuel delivered pursuant to this Agreement following the failure of Buyer to make all payments due hereunder on a timely basis and such pre-payment requirement shall remain in effect until such time as Buyer cures the applicable non-payment or Administrator terminates this Agreement as a result of an "Event of Default" after giving the required notice and cure periods.

     13. ASSIGNMENT. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by either party directly or indirectly without the prior written consent of the other. The Agreement shall extend to and be binding upon the successors and assigns of Administrator and Buyer.

     14. ENTIRETY OF CONTRACT. Buyer has executed and delivered to Compass Bank-Texas (the "Bank") in Houston, Texas, USA, that certain promissory note (the "Note") dated of even date herewith in the original principal amount of Six Million Dollars ($6,000,000) with interest at the rate of ten percent (10%) per annum with a maturity date of February 1, 1998. Administrator has guaranteed payment of the Note. Buyer and Administrator have also executed that certain Agreement Relating to Brokering of Financing and Guaranty ("Agreement Related to Guaranty") dated of even date with the Note. This Agreement, the Agreement Related to Guaranty, and the Note comprise the agreement of the parties. Furthermore, in the course of the contemplated business relationship between Buyer and Administrator, it is anticipated that Buyer may forward documents to Administrator that may contain various terms and conditions. Buyer and Administrator agree that if there is any conflict between such documentation sent to Administrator by Buyer and this Agreement, then this Agreement shall govern. This Agreement supersedes all prior communications, written or wire, regarding this transaction and cannot be modified without written consent of Administrator and Buyer. Without limiting the generality of the foregoing, this Agreement supersedes the Aviation Fuel Sales Agreement between Buyer and

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Administrator dated May 31, 1995 (the "Aviation Fuel Sales Agreement").
Immediately upon execution of this Agreement, Buyer will pay all invoices presently outstanding under the Aviation Fuel Sales Agreement (regardless of the credit terms provided) and all amounts subsequently invoiced under such agreement for fuel provided prior to the date hereof will be paid in accordance with the credit terms set forth herein.

     15. ATTORNEYS' FEES. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, the prevailing party shall be entitled to be reimbursed by the losing party for all reasonable costs and expenses incurred thereby, including, but not limited to reasonable attorneys' fees (including costs of appeal).

     16. INDEPENDENT CONTRACTOR. Both parties understand and agree that no partnership, joint venture or relationship is created hereby. Each party shall be conclusively deemed to be an independent contractor and not under the control or supervision of the other.

     17. DISCLAIMER OF WARRANTIES. Administrator makes no warranty as to the quality control aspects of the fuel delivered at the various locations, the storage services at the various locations or the into-plane services provided at the various locations. Buyer shall be solely responsible for insuring that the into-plane delivery, fuel receipt and storage services arranged by Administrator under this Agreement meet Buyer's quality control requirements. Administrator shall, upon request, furnish periodic reports to Buyer from each of the refineries which manufactures Product sold to Buyer under this Agreement, on the conformity of such Product to those specifications as established by Buyer. EXCEPT FOR THIS WARRANTY, ADMINISTRATOR MAKES NO OTHER WARRANTY EXPRESS OR IMPLIED AND ANY IMPLIED WARRANTY OF MERCHANT ABILITY OR FITNESS FOR PARTICULAR PURPOSE WHICH EXCEEDS THE FOREGOING WARRANTY IS HEREBY DISCLAIMED BY ADMINISTRATOR AND EXCLUDED FROM THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES; provided, however, that this provision shall in no way limit either party's right to indemnification with respect to third-party claims.

     18. EXCLUSIVITY. Buyer agrees that during the term of this Agreement all aviation fuel purchased by Buyer for its aircraft shall be purchased under this Agreement and otherwise subject to the fees set forth on ATTACHMENT A.

     19. GOVERNING LAW, JURISDICTION AND VENUE. The parties hereto agree that this Agreement and any dispute arising hereunder shall be governed by the laws of the State of Texas. The parties further agree the State of Texas has personal jurisdiction over the parties to this Agreement. The parties further agree that venue of any lawsuit or legal proceeding shall be in the District Courts of Harris County, Texas in the United States District Court for the Southern District of Texas. Houston Division.

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     WHEREOF, the parties hereto have affixed their signatures and cause this agreement to be duly, executed this 25th day of April 1997.

BUYER:                                  ADMINISTRATOR:
Western Pacific Airlines, Inc.          Mercury Air Group Inc.


BY:                                     BY:
  -----------------------                  ----------------------
TITLE:                                  TITLE:
     --------------------                     -------------------



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                                 ATTACHMENT "A"

                                  SERVICE FEES

RATE/GALLON
-----------
For gallons delivered before September 1, 1997    $.0025

For gallons delivered after September 1, 1997     $.0075